Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES QUARTERLY DIVIDEND

GREENCASTLE, PA – April 10, 2008 – The Board of Directors of Tower Bancorp, Inc. declared a second quarter cash dividend of $.28 per share at their April 9, 2008 meeting.  The $.28 per share is 7.7% higher than the 2007 second quarter dividend. The dividend will be paid on May 16, 2008 to shareholders of record as of May 1, 2008.

Jeff Shank, President and CEO, commented “We are poised to build core deposits, commercial loans and fee income through our retail, commercial and wealth management areas and we are committed to increasing customer satisfaction and maximizing shareholder value.”

Tower Bancorp, Inc. is the parent holding company for The First National Bank of Greencastle, providing 16 office locations and 19 ATMs throughout Franklin and Fulton counties, Pa. and Washington County, Md.

Tower Bancorp, Inc., stock is quoted and traded under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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